EXHIBIT 10.1

REAL ESTATE PURCHASE AGREEMENT
AND ESCROW INSTRUCTIONS
THIS REAL ESTATE PURCHASE AGREEMENT and ESCROW INSTRUCTIONS (this “Agreement”) is entered into as of this 24 day of May, 2016 (the “Effective Date”), by and between Kargan Holdings, LLC, a California limited liability company (“Seller”); and American Healthcare Investors, LLC, a Delaware limited liability company, and its authorized successors and assigns (“Buyer”); Commonwealth Land Title Company (“Escrow Agent”); and solely as to Section 9.20, Jonathan S. Collins (“Collins”).
RECITALS
I.Seller owns the Property (as hereinafter defined).
II.Seller desires to sell to Buyer, and Buyer desires to purchase from Seller, the Property (as hereinafter defined) on the terms and conditions contained in this Agreement.
AGREEMENT
NOW, THEREFORE, in consideration of the promises and mutual agreements contained herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto do hereby agree as follows:
ARTICLE 1
SALE OF PROPERTY

1.1    Property To Be Sold. Subject to the terms and provisions hereof, Seller agrees to sell to Buyer, and Buyer agrees to purchase from Seller, upon the terms and conditions of this Agreement:
1.1.1    Fee simple title to all of the land described and/or shown on Exhibit “A” attached hereto, together with all privileges, rights, easements and appurtenances belonging to such land, including without limitation, all right, title and interest (if any) of Seller in and to any streets, alleys, passages, and other rights-of-way or appurtenances included in, adjacent to or used in connection with such land and all right, title and interest (if any) of Seller in all mineral and development rights appurtenant to such land (collectively, the “Land”);
1.1.2    Fee simple title to all buildings, structures and other improvements and all fixtures, systems and facilities located on the Land (collectively, the “Improvements”; the Improvements and the Land are herein collectively referred to as the “Real Property”);
1.1.3    The following Lease including the following amendments thereto (the “Tenant Lease”) with The Regents of the University of California (“Tenant):

Lease made as of July 10, 1995 by and between Auburn Oaks MOB Partners, LTD, a California limited partnership and The Regents of the University of California, a California Corporation.
First Amendment of Lease effective March 22, 1996 by and between the Regents of the University of California, a California corporation and Auburn Oaks M.O.B. Partners, a California limited partnership.
Second Amendment to Lease effective March 23, 1998 by and between the Regents of the University of California, a California Corporation and Simon S. Collins and Shirlee B. Collins, Trustees of the Second Amended and Restated Collins Family Trust Agreement dated February 16, 1996, successor in interest to Auburn Oaks M.O. B. Partners, Ltd., a California limited partnership.
The Regents of the University of California Standard Amendment of Lease, Amendment No. 3 dated November 16, 2005 by and between Simon S. Collins and Shirlee B. Collins, Trustees of the Third Amended and Restated Collins Family Trust Agreement dated May 17, 1977 and the Regents of the University of California.
The Regents of the University of California Standard Amendment of Lease, Amendment No. 4 dated July 1, 2012 by and between Kargan Holdings, LLC and the Regents of the University of California.
The Regents of the University of California Standard Amendment of Lease, Amendment No. 5 dated June 1, 2015 by and between Kargan Holdings, LLC and the Regents of the University of California.
1.1.4    Seller’s right, title and interest in and to: (i) any and all tangible personal property owned by Seller (if any) located on and/or used exclusively in connection with the Real Property, including, without limitation, sculptures, paintings and other artwork, equipment, furniture, tools and supplies (collectively, the “Tangible Personal Property”); (ii) any and all plans and specifications, architectural and/or engineering drawings; and (iii) any and all trade names used or utilized in connection with the Property (the “Intangible Personal Property” and collectively with the Tangible Personal Property, the “Personal Property”);
1.1.5    Any and all warranties and guaranties relating to the Improvements (collectively, the “Warranties”);
1.1.6    All use, occupancy, building and operating licenses, permits, approvals, and development rights relating to the Property (collectively, the “Permits”), subject to Section 3.4;
1.1.7    All service contracts relating to the operation of the Property as of the Effective Date or entered into in accordance with this Agreement prior to Closing (collectively, the “Contracts”).

1.1.8    The Real Property, Personal Property, Warranties, Permits, Contracts and other property described in this Section 1.1 are hereinafter sometimes referred to collectively as the “Property”.
1.2    Purchase and Sale. Buyer agrees to purchase from Seller, and Seller agrees to sell to Buyer, all of Seller’s right, title and interest in and to the Property, on the terms and conditions set forth in this Agreement.
1.3    Purchase Price. The purchase price for the Property shall be Five Million Four Hundred Fifty Thousand and No/100 Dollars ($5,450,000.00) (the “Purchase Price”). The Purchase Price shall be paid to Seller by Buyer on the Closing Date (as defined below), plus or minus all adjustments or credits as set forth herein, by wire transfer of immediately available federal funds.
1.4    Deposit And Escrow.
1.4.1    Within three (3) Business Days after the latter of (a) the Effective Date or (b) the receipt of all of the Property Information (as described in Section 3.3), Buyer shall deliver to Escrow Agent at the following address: 4100 Newport Place Drive, Suite 120, Newport Beach, CA 92660, Attn: Grace Kim, Telephone: (949) 724-3141, E-mail: GUKim@cltic.com, a deposit in the amount of One Hundred Thousand and No/100 Dollars ($100,000.00) (together with any interest thereon, the Deposit). The Deposit shall be held in an insured, interest-bearing account with interest accruing for the benefit of Buyer. The Escrow Agent may conclusively rely upon and act in accordance with any certificate, instructions, notice, letter, e-mail, facsimile, or other written instrument believed to be genuine and signed or communicated by the proper party or parties.
1.4.2.    The Deposit shall be applied to the Purchase Price if the Closing (as defined below) occurs. Upon delivery of Buyer’s Approval Notice (as defined below), the Deposit shall not be returned to Buyer unless escrow fails to close due to (i) Seller’s breach or default under this Agreement, (ii) a failure of a representation or warranty by Seller to be true and correct as of the Closing, (iii) a failure of a condition precedent set forth in Section 5.4, or (iv) any other reason that entitles Buyer to have the Deposit returned as provided for herein. In the event Buyer shall elect to terminate or shall be deemed to have terminated this Agreement during the Due Diligence Period (as defined below), or as otherwise provided in this Agreement, the Deposit (and any interest accrued thereon) shall be returned to Buyer as provided in Section 3.6.
1.4.3.    Independent Contract Consideration. One Hundred Dollars ($100.00) of the Deposit will be non-refundable to Buyer and shall be immediately distributed to Seller as independent consideration for Seller entering into this Agreement. Such independent consideration is fully earned by Seller, is non-refundable under any circumstances, but will be applied to the Purchase Price at Closing.

1.5    Closing Date. The closing (“Closing”) means the date Escrow Agent confirms that all conditions to closing and insuring title as of such date have been satisfied and each party has authorized closing and disbursement and Escrow Agent disburses funds and insures title in favor of Buyer. Subject to the terms and conditions of this Agreement, the Closing shall take place through an escrow with Escrow Agent on the day which is thirty (30) days after the expiration of the Due Diligence Period (as the same may be held earlier or extended in accordance herewith, the “Closing Date”). If Closing fails to occur due to a breach of this Agreement by Buyer or Seller, the parties’ rights and obligations shall be governed by Sections 6.1 and 6.2 below.
ARTICLE 2
TITLE AND SURVEY

2.1    Title and Survey. Buyer shall, at Seller’s sole cost and expense, obtain a preliminary title report or commitment for the Real Property (the “Preliminary Report”) from Escrow Agent (referred to herein in such capacity as the “Title Company”), together with legible copies of all recorded encumbrances and exceptions to title. Buyer may, in its sole and absolute discretion, at Buyer’s sole cost and expense, (i) conduct UCC searches covering Seller and the Property (the “UCC Searches”), and (ii) order an update to the existing survey of the Real Property by a licensed surveyor or registered professional engineer (the “Survey”).
2.2    Required Title Condition. Within twenty-five (25) days after the Effective Date, Buyer shall either approve in writing the exceptions contained in the Preliminary Report or specify in writing any exceptions to which Buyer objects; all exceptions not objected to shall be referred to as “Approved Exceptions,” except for the liens of deeds of trust or other monetary obligations to which Buyer shall not be obligated to object to and which shall not in any event constitute Approved Exceptions and shall be removed by Seller prior to the Close of Escrow. Seller shall have five (5) days after Buyer delivers such notice to advise Buyer of any disapproved exceptions which will not be removed from title by Seller prior to the Close of Escrow (other than the liens of deeds of trust or other monetary obligations which Seller shall be required to remove prior to such the Close of Escrow). During the remainder of the Due Diligence Period (defined below), Buyer may elect to terminate this Agreement and recover the Deposit (if previously made) and any interest actually earned thereon, in which event the parties shall have no further rights or obligations hereunder; or, alternatively, Buyer may elect to classify the exceptions contained in the Seller’s notice as Approved Exceptions. At the Close of Escrow, Seller shall convey to Buyer (or to such other person or entity as may be specified in Buyer’s escrow instructions) marketable fee title to the Property subject only to (i) a lien for then current taxes not yet delinquent, and (ii) the Approved Exceptions (collectively, the “Permitted Exceptions”). Immediately following recordation of the Grant Deed, Escrow Holder shall issue to Buyer an A.L.T.A. extended coverage owner’s policy of title insurance, with coverage in the amount of the purchase price for the Property, showing fee simple title to the Property vested in Buyer, subject only to the Permitted Exceptions (the “Title Policy”). At the Close of Escrow, Seller will execute and acknowledge an owner’s affidavit in Escrow Holder’s customary form. Notwithstanding anything contained in this Section 2.2 to the contrary, Seller shall be obligated, at its sole cost and expense, to satisfy, at or prior to Closing, all monetary encumbrances affecting the Property evidenced by deeds of trust, tax liens, judgments, mechanics’ liens and/or other liens or charges in a fixed sum, and Seller authorizes the use of the Purchase Price or a portion thereof to pay and discharge the same at Closing.
ARTICLE 3
INSPECTION AND DUE DILIGENCE PERIOD

3.1    Access. From and after the Effective Date through the Closing, (i) Buyer, personally or through its authorized agent or representatives, shall be entitled, upon reasonable advance notice to Seller, to enter upon the Property during normal business hours and shall have the right to make such investigations, including appraisals, tenant interviews, interviews of government officials, engineering studies, soil tests, environmental studies and underwriting analyses, as Buyer deems necessary or advisable, and (ii) Seller shall, at Seller’s expense, turn on, run, and maintain, without any interruption in service, electrical power and all utilities to the Property (including, without limitation, plumbing, heating and air conditioning systems) to facilitate Buyer’s testing and investigations thereof. Buyer shall have the right, at Buyer’s sole cost and expense, to conduct a Phase I environmental site assessment, and, if recommended, a Phase II environmental site assessment (including soils borings, soil sampling and, if relevant, ground water testing, and invasive sampling of building materials with respect to the Property). Buyer hereby agrees to indemnify, defend and hold Seller harmless from all claims, costs and liability arising out of inspections and investigations by Buyer or its agents or independent contractors, but in no event shall the indemnity of this Section include the discovery of pre-existing conditions disclosed by Buyer’s investigations. Buyer’s obligations (including its hold harmless and indemnity obligations) in this section shall survive the termination of this Agreement. Buyer shall repair any damage caused to the Property by Buyer’s testing or investigations and shall restore the Property to the condition it was in as of the Effective Date of this Agreement. Buyer shall coordinate any work with Seller to minimize disruption to Tenant’s operations.
3.2    Due Diligence Period. Buyer shall have from the Effective Date to the date that is thirty three (33) days after the Effective Date (the “Due Diligence Period”) to physically inspect the Property, review the economic data, conduct appraisals, perform examinations of the physical condition of the Improvements, examine the Property for the presence of Hazardous Materials (as defined below), and to otherwise conduct such due diligence review of the Property and all of the items to be furnished by Seller to Buyer pursuant to Section 3.3, and all records and other materials related thereto as Buyer deems appropriate.
3.3    Items Provided by Seller. No later than three (3) Business Days after the Effective Date, Seller shall deliver to Buyer accurate and complete copies of the information set forth on Exhibit “B” which is in Seller’s possession (collectively, the “Property Information”). Seller may provide the Property Information to Buyer electronically.
3.4    Property Contracts. Buyer shall not be required to assume any Contract of Seller at Closing. However, Buyer acknowledges 1) that the Tenant has requested and approved the existing service providers relating to the Property and 2) that paragraph 22 of the Tenant Lease provides that Landlord is required to provide Tenant with contact information of service companies and that if Landlord fails to do so, the Tenant may select service companies. Notwithstanding anything to the contrary contained herein, Seller shall terminate, at Seller’s sole cost and expense, any and all leasing commission agreements and management agreements affecting the Property effective on or before the Closing Date.
3.5    Buyer’s Possible Early Termination. During the Due Diligence Period, Buyer shall have the right to approve or disapprove, in Buyer’s sole and absolute discretion, the Property, the Property Information, or any other matter whatsoever regarding the Property. At any time prior to or on the expiration of the Due Diligence Period, Buyer may provide written notice to Seller disapproving the Property for purposes of this Article 3 (a “Disapproval Notice”). Unless Buyer provides Seller with a written notice of its approval of the Property (an “Approval Notice”) prior to or on the expiration of the Due Diligence Period, this Agreement shall automatically terminate and the provisions of Section 3.6 shall apply. Notwithstanding anything herein to the contrary, an Approval Notice shall not be deemed to be a waiver by Buyer of any other rights of termination it may have as set forth herein.
3.6    Consequences of Buyer’s Early Termination. Unless Buyer provides an Approval Notice to Seller pursuant to Section 3.5, this Agreement shall immediately terminate upon the expiration of the Due Diligence Period. If Buyer provides a Disapproval Notice to Seller pursuant to Section 3.5, this Agreement shall immediately terminate upon the giving of such notice. In the event of either of the foregoing, the parties shall be released from all further obligations under this Agreement (except with respect to any provisions that by their terms survive a termination of this Agreement). Escrow Agent shall pay the entire Deposit to Buyer not later than one (1) Business Day following termination of this Agreement. The Deposit shall be released and delivered to Buyer upon: 1) delivery of a Disapproval Notice by Buyer or Expiration of the Due Diligence Period without Buyer’s deliver of an Approval Notice; and 2) delivery of written notice by Buyer to Seller and Escrow Agent confirming termination of this Agreement and instructing cancellation of escrow.
ARTICLE 4
REPRESENTATIONS, WARRANTIES AND COVENANTS

4.1    Seller’s Representations. Seller warrants and represents to Buyer as follows:
4.1.1    Seller is a limited liability company validly formed in the State of California, and qualified to do business in the State where the Real Property is located. Seller has full power and authority to enter into this Agreement, to perform this Agreement, and to consummate the transactions contemplated hereby. The execution, delivery and performance of this Agreement and all documents contemplated hereby by Seller have been duly and validly authorized by all necessary action on the part of Seller, and all required consents and approvals have been duly obtained and will not result in a breach of any of the terms or provisions of, or constitute a default under any indenture, agreement or instrument to which Seller is a party. This Agreement is a legal, valid and binding obligation of Seller, enforceable against Seller in accordance with its terms, subject to the effect of applicable bankruptcy, insolvency, reorganization, arrangement, moratorium or other similar laws affecting the rights of creditors generally.
4.1.2    Seller owns fee simple title to the interests in real property described in Section 1.1.1 above, subject only to the conditions of title set forth in the Preliminary Report.

There are no outstanding rights of first refusal, rights of reverter, or options to purchase relating to the Property or any interest therein. To the best of Seller’s knowledge, there are no unrecorded or undisclosed documents which affect title to the Property. Seller has owned the Property subject to the Tenant Lease, without material complaint or objection by any person.
4.1.3    Seller is not a “foreign person” within the meaning of Section 1445(f) of the Internal Revenue Code of 1986, as amended (the “Code”).
4.1.4    Neither Seller nor any of its affiliates, nor any of their respective partners, members, shareholders or other equity owners, and none of their respective employees, officers, directors, representatives or agents is, nor will they become, a person or entity with whom United States persons or entities are restricted from doing business under regulations of the Office of Foreign Asset Control (“OFAC”) of the Department of the Treasury (including those named on OFAC’s Specially Designated and Blocked Persons List) or under any statute, executive order (including, without limitation, the September 24, 2001, Executive Order Blocking Property and Prohibiting Transactions with Persons Who Commit, Threaten to Commit, or Support Terrorism), or other governmental action, and is not and will not engage in any dealings or transactions or be otherwise associated with such persons or entities.
4.1.5    No authorization, consent or approval of any governmental authority (including, without limitation, courts) is required for the execution and delivery by Seller of this Agreement or the performance of its obligations hereunder.
4.1.6    To the best of Seller’s knowledge, there are no actions, suits or proceedings pending, or, to the best of Seller’s knowledge, threatened against (i) the Property or any portion thereof, or (ii) Seller.
4.1.7    Seller has not (i) made a general assignment for the benefit of creditors, (ii) filed any voluntary petition in bankruptcy or suffered the filing of an involuntary petition by Seller’s creditors, (iii) suffered the appointment of a receiver to take possession of all or substantially all of Seller’s assets, (iv) suffered the attachment or other judicial seizure of all, or substantially all, of Seller’s assets, (v) admitted in writing its inability to pay its debts as they come due or (vi) made an offer of settlement, extension or composition to its creditors generally.
4.1.8    Neither the execution, delivery or performance of this Agreement nor compliance herewith (i) conflicts or will conflict with or results or will result in a breach of or constitutes or will constitute a default under (a) the articles of incorporation and by-laws or other organization certificate and/or partnership or operating agreement of Seller or (b) to the best of Seller’s knowledge, any law or any order, writ, injunction or decree of any court or governmental authority, or (ii) results in the creation or imposition of any lien, charge or encumbrance upon its property pursuant to any such agreement or instrument.
4.1.9    Seller has not entered into any material commitments or agreements with any governmental authorities or agencies affecting the Property, except the Tenant Lease.
4.1.10    There are no pending or, to the best of Seller’s knowledge, threatened condemnation proceedings relating to the Property.

4.1.11    Seller has delivered or made available to Buyer true and complete copy of the Tenant Lease. The Tenant Lease is true, correct and complete. The Tenant Lease is in full force and effect. Seller is “landlord” or “lessor” under the Tenant Lease and is entitled to assign to Buyer, without the consent of any party, the Tenant Lease. To the best of Seller’s knowledge, neither Seller nor Tenant is in default under the Tenant Lease. The Tenant has not asserted any claim of offset or other defense in respect of its or Seller’s obligations the Tenant Lease. Tenant has not discontinued operations at the Property or given notice of its intention to do so.
4.1.12    Seller has delivered or made available to Buyer true and complete copies of all Contracts. Seller has not, within the last year, received any written notice of any default under any Contract that has not been cured or waived.
4.1.13    There are no tenant improvement allowances, non-monetary tenant improvement obligations of Landlord, leasing commissions and/or rent concessions with respect to the current term of any Tenant Lease, except as follows: Under the Tenant Lease, Tenant is entitled to a tenant allowance in the amount of One Hundred Eighty-Five Thousand Dollars ($185,000). Of this amount, as of the Effective Date, the Tenant has spent One Hundred Twenty Four Thousand Eight Hundred Ninety Four and 38/100 Dollars ($124,894.38), resulting in a balance of Sixty Thousand One Hundred Five and 62/100 Dollars ($60,105.62).
4.1.14    Seller has not received any written notice from, and, to the best of Seller’s knowledge, there are no grounds for, any association, declarant or easement holder requiring the correction of any condition with respect to the Property, or any part thereof, by reason of a violation of any other restrictions or covenants recorded against the Property. Seller is not in default under any such document, nor, to the best of Seller’s knowledge, is any other party subject to any such document.
4.1.15    Seller has not received any written notice from the Tenant or from any other person or entity stating that there are material defects in the building located on the Property. Buyer acknowledges that Seller does not have keys to the Property because the Property is operated by the Tenant as a medical facility. Buyer further acknowledges that Seller’s knowledge about the Property is obtained primarily from the Tenant and not from Seller’s inspections or observations.
4.1.16    Seller has not received any written notice from any governmental agency requiring the correction of any condition with respect to the Property, or any part thereof, by reason of a violation of any applicable federal, state, county or municipal law, code, rule or regulation (including those respecting the Americans With Disabilities Act), which has not been cured or waived.
4.1.17    Seller has not received any written notice from any governmental agency stating that the Property is not properly zoned for its current use. There is no pending or, to the best of Seller’s knowledge, threatened request, application or proceeding to alter or restrict the zoning or other use restrictions applicable to the Property.
4.1.18    To the best of Seller’s knowledge, parking serving the Property is subject to a reciprocal parking agreement with an adjacent property owner.

4.1.19    Seller has not received any written notice of an intention to revoke any certificate of occupancy, license, or permit issued in connection with the Property.
4.1.20    To the best of Seller’s knowledge, there are no Hazardous Materials (as defined below) stored on, incorporated into, located on, present in or used on the Property in violation of, and requiring remediation under, any laws, ordinances, statutes, codes, rules or regulations. For purposes of this Agreement, the term “Hazardous Materials” shall mean any substance which is or contains: (i) any “hazardous substance” as now or hereafter defined in Section 101(14) of the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended (42 U.S.C. Section 9601 et seq.) (“CERCLA”) or any regulations promulgated under CERCLA; (ii) any “hazardous waste” as now or hereafter defined in the Recourse Conservation and Recovery Act (42 U.S.C. Section 6901 et seq.) (“RCRA”) or regulations promulgated under RCRA; (iii) any substance regulated by the Toxic Substances Control Act (15 U.S.C. Section 2601 et. seq.); (iv) gasoline, diesel fuel or other petroleum hydrocarbons; (v) asbestos and asbestos containing materials, in any form, whether friable or non-friable; (vi) polychlorinated biphenyls; (vii) radon gas: and (viii) any additional substances or materials which are now or hereafter classified or considered to be hazardous or toxic under any laws, ordinances, statutes, codes, rules, regulations, agreements, judgments, orders and decrees now or hereafter enacted, promulgated, or amended, of the United States, the state, the county, the city or any other political subdivision in which the Property is located and any other political subdivision, agency or instrumentality exercising jurisdiction over the owner of the Property, the Property or the use of the Property relating to pollution, the protection or regulation of human health, natural resources or the environment, or the emission, discharge, release or threatened release of pollutants, contaminants, chemicals or industrial, toxic or hazardous substances or waste into the environment (including, without limitation, ambient air, surface water, ground water or land or soil). Seller has received no notice that the Property or any portion thereof contains any form of toxic mold. No treatment has been undertaken by Seller with respect to termite or similar infestation, fungi, or dry rot on the Real Property other than normal periodic service, and to the best of Seller’s knowledge, there is no damage to any portion of the Property from termite or similar infestation, fungi or dry rot. As used herein, Hazardous Materials shall not include normal office materials used and stored in compliance with applicable laws and regulations or medical or pharmaceutical substances, materials, equipment or supplies.
4.1.21    There are no claims pending or unpaid bills which would result in the creation of any lien on the Real Property for any improvements completed or in progress, including, but not limited to, water, sewage, street paving, electrical or power improvements. There are no delinquent bills or claims in connection with any repair of the Real Property or other work or material purchased in connection with the Property which will not be paid by or at the Closing or placed in escrow pursuant to the provisions of this Agreement.
4.1.22    Seller has received no notices or requests from any insurance company issuing any policy of insurance covering the Real Property requesting the performance of any work with respect to the Land or the Improvements located thereon which has not been fully complied with. Seller represents that the Real Property is currently insured at commercially reasonable levels for like assets in the geographical vicinity of the Real Property.

4.1.23    Seller has not received any written notice relating to the operation of the Property from any agency, board, commission, bureau or other instrumentality of any government, whether federal, state or local, that, Seller is not in compliance in all material respects with applicable statutes, rules, regulations and requirements of all federal, state and local commissions, boards, bureaus and agencies having jurisdiction over Seller and the Land and Improvements.
4.1.24    Seller shall immediately notify Buyer, in writing, of any event or condition known to Seller which occurs prior to the Closing, which causes a change in the facts relating to, or the truth of, any of the representations or warranties.
4.1.25    Seller is not affiliated with the Tenant.
4.1.26    All information given by Seller to Buyer in this Agreement or in connection with the transactions contemplated hereunder shall be true and accurate in every material respect as of the date hereof and at the Closing, the foregoing representations and warranties of Seller shall be remade as of the Closing Date. Notwithstanding the foregoing, Seller makes no representations or warranties about the truth, accuracy, reliability or completeness of any reports or documents generated by third parties, and Buyer relies on such documents at its own risk. Seller shall promptly inform Buyer in writing if there occurs any (i) material adverse change in the condition, financial or otherwise, of the Property, or the operation thereof, at any time prior to the Closing Date or (ii) if any information, document, agreement or other material delivered to Buyer is amended, superseded, modified or supplemented. As used in this Agreement, “to Seller’s knowledge” shall be deemed to mean the actual knowledge, without the duty of inquiry, of Jonathan Collins, who is Seller’s manager and considered the person most knowledgeable about the Property.
4.2    Buyer’s Representations. Buyer makes the following representations and warranties to Seller that, to the best of Buyer’s knowledge:
4.2.1    Buyer or its permitted assignee is or will be prior to Closing a duly formed and validly existing limited liability company in good standing under the laws of the State of Delaware. Buyer is qualified to do business in the State where the Real Property is located. Buyer has full power and authority to enter into this Agreement, to perform this Agreement, and to consummate the transactions contemplated hereby. The execution, delivery and performance of this Agreement and all documents contemplated hereby by Buyer have been duly and validly authorized by all necessary action on the part of Seller, and all required consents and approvals have been duly obtained and will not result in a breach of any of the terms or provisions of, or constitute a default under any indenture, agreement or instrument to which Buyer is a party. This Agreement is a legal, valid and binding obligation of Buyer, enforceable against Buyer in accordance with its terms.
4.2.2    To the best of Buyer’s knowledge, neither Buyer nor any of its affiliates, nor any of their respective partners, members, shareholders or other equity owners, and none of their respective employees, officers, directors, representatives or agents is, nor will they become, a person or entity with whom United States persons or entities are restricted from doing business under regulations of the Office of Foreign Asset Control (“OFAC”) of the Department of the

Treasury (including those named on OFAC’s Specially Designated and Blocked Persons List) or under any statute, executive order (including, without limitation, the September 24, 2001, Executive Order Blocking Property and Prohibiting Transactions with Persons Who Commit, Threaten to Commit, or Support Terrorism), or other governmental action, and is not and will not engage in any dealings or transactions or be otherwise associated with such persons or entity.
4.2.3    No authorization, consent or approval of any governmental authority (including, without limitation, courts) is required for the execution and delivery by Buyer of this Agreement or the performance of its obligations hereunder.
4.2.4    Buyer has not (i) made a general assignment for the benefit of creditors, (ii) filed any voluntary petition in bankruptcy or suffered the filing of an involuntary petition by Buyer’s creditors, (iii) suffered the appointment of a receiver to take possession of all or substantially all of Buyer’s assets, (iv) suffered the attachment or other judicial seizure of all, or substantially all, of Buyer’s assets, (v) admitted in writing its inability to pay its debts as they come due or (vi) made an offer of settlement, extension or composition to its creditors generally.
4.2.5    Neither the execution, delivery or performance of this Agreement nor compliance herewith (i) conflicts or will conflict with or results or will result in a breach of or constitutes or will constitute a default under (a) the articles of incorporation and by-laws or other organization certificate and/or partnership or operating agreement of Buyer.
4.2.6    Buyer has full right, power and authority and is duly authorized to enter into this Agreement and, as of the Closing Date, to perform each of these covenants to be performed by Buyer hereunder and to execute and deliver and to perform its obligations under all documents required to be executed and delivered by it pursuant to this Agreement and this Agreement constitutes the valid and legally binding obligation of Buyer, enforceable against Buyer in accordance with its terms.
4.2.7    Buyer will not knowingly take or cause to be taken any action or fail to perform any obligation which would cause any of the representations or warranties contained in this Agreement to be untrue as of the Closing Date. Further, Buyer shall immediately notify Seller, in writing, of any event or condition known to Buyer that occurs prior to Closing and causes a change in the facts relating to, or the accuracy of, any of the representations or warranties of Buyer contained in this Agreement.
4.3    Survivability of Representations and Warranties. The representations and warranties of Seller and Buyer set forth in this Agreement are remade as of the Closing Date and shall not be deemed to be merged into or waived by the instruments of Closing and shall survive after the Closing Date for a period of one (1) year.
4.4    Property Conveyed “As Is”. Except as may be expressly represented herein, in the exhibits attached hereto and in the documents executed and delivered by Seller to Buyer at Closing, Buyer agrees that the Property shall be sold, and Buyer shall accept possession of the Property at Closing on an “as-is-where-is” basis. EXCEPT AS OTHERWISE EXPRESSLY SET FORTH IN THIS AGREEMENT, OR IN THE DOCUMENTS TO BE EXECUTED AND DELIVERED AT CLOSING NEITHER SELLER, NOR ANYONE ACTING FOR OR ON

BEHALF OF SELLER, HAS MADE ANY REPRESENTATION, WARRANTY, PROMISE OR STATEMENT, EXPRESS OR IMPLIED, TO BUYER, OR TO ANYONE ACTING FOR OR ON BEHALF OF BUYER, CONCERNING THE PROPERTY, INCLUDING, WITHOUT LIMITATION, THE USE OR DEVELOPMENT THEREOF, THE STATUS OF THE LAND USE APPROVALS, AND/OR FINANCIAL SITUATION AND ECONOMICS RELATING TO THE PROPERTY. BUYER FURTHER REPRESENTS THAT, IN ENTERING INTO THIS AGREEMENT, BUYER HAS NOT RELIED ON ANY REPRESENTATION, WARRANTY, PROMISE OR STATEMENT, EXPRESS OR IMPLIED, OF SELLER, OR ANYONE ACTING FOR OR ON BEHALF OF SELLER, OTHER THAN AS EXPRESSLY SET FORTH IN THIS AGREEMENT, OR IN THE DOCUMENTS TO BE EXECUTED AND DELIVERED AT CLOSING AND THAT ALL MATTERS CONCERNING THE PROPERTY HAVE BEEN OR SHALL BE INDEPENDENTLY VERIFIED BY BUYER PRIOR TO THE CLOSING, AND THAT BUYER SHALL PURCHASE THE PROPERTY BASED ON BUYER’S OWN PRIOR DUE DILIGENCE INVESTIGATIONS, INSPECTIONS AND EXAMINATIONS OF THE PROPERTY AND THE USE AND OCCUPANCY RELATING THERETO (OR BUYER’S ELECTION NOT TO DO SO); AND THAT BUYER IS PURCHASING THE PROPERTY IN AN “AS-IS” AND “WITH ALL FAULTS” PHYSICAL CONDITION, IN AN “AS-IS” AND “WITH ALL FAULTS” STATE OF REPAIR, AND IN AN “AS IS” CONDITION RELATING TO ALL LAND USE APPROVALS. EXCEPT AS EXPRESSLY PROVIDED FOR IN THIS AGREEMENT, BUYER DOES HEREBY WAIVE, AND SELLER DOES HEREBY DISCLAIM, ALL WARRANTIES OF ANY TYPE OR KIND WHATSOEVER WITH RESPECT TO THE PROPERTY, WHETHER EXPRESS OR IMPLIED, INCLUDING, BY WAY OF DESCRIPTION BUT NOT LIMITATION, THOSE OF FITNESS FOR A PARTICULAR PURPOSE AND USE, TENANTABILITY OR HABITABILITY. FURTHER, BUYER DOES HEREBY RELEASE AND FOREVER DISCHARGE, AND WAIVE ITS RIGHTS TO RECOVER FROM, SELLER AND SELLER’S MEMBERS, AGENTS, REPRESENTATIVES, (COLLECTIVELY, “SELLER PARTIES”) OF AND FROM ANY AND ALL CLAIMS, ACTIONS, CAUSES OF ACTIONS, DEMANDS, RIGHTS, LIABILITIES, DAMAGES, LOSSES, COSTS, EXPENSES, AND COMPENSATION WHATSOEVER, DIRECT OR INDIRECT, KNOWN OR UNKNOWN, FORESEEN OR UNFORSEEN, THAT BUYER AND ANY PERSON OR ENTITY CLAIMING BY, THROUGH OR UNDER BUYER, MAY NOW HAVE OR HEREAFTER ACQUIRE AGAINST SELLER AND/OR ANY OF SELLER PARTIES, ARISING FROM THE PHYSICAL CONDITION OF THE PROPERTY, BUT EXPRESSLY EXCLUDING FROM THIS RELEASE ANY FRAUD ON THE PART OF SELLER OR SELLER’S PRINCIPALS OR ANY CLAIM THAT RESULTS FROM, CONSTITUTES, OR ARISES FROM A MATERIAL MISREPRESENTATION OF ANY OF THE MATTERS EXPRESSLY REPRESENTED BY SELLER HEREIN (PRIOR TO THE EXPIRATION OF SUCH REPRESENTATION PERIOD) OR A BREACH OF THIS AGREEMENT BY SELLER.
4.5    Seller Covenants Prior to Closing.
4.5.1    Leasing Activities. Seller shall not, from and after the Effective Date, enter into any lease affecting the Property or any modification or amendment thereto, consent to any assignment or sublease under a lease, in each case, without the prior written consent of Buyer, which may be given or withheld in Buyer’s sole and absolute discretion. Seller shall copy Buyer on any and all correspondence received from or sent to tenant regarding the Tenant Lease.
4.5.2    Property Contracts. Seller shall not, from and after the Effective Date, enter into any new service contracts for the Property or modifications, renewals or terminations of any existing Contracts, without the written consent of Buyer, which consent may be given or withheld in Buyer’s sole and absolute discretion.
4.5.3    Conducting Business. At all times prior to Closing, Seller shall continue to (i) conduct business with respect to the Property in the same manner in which said business has been heretofore conducted and (ii) insure the Property substantially as it is currently insured and in any event in commercially reasonable amounts and in accordance with the requirements any mortgage or deed of trust affecting the Property.
4.5.4    Encumbrances. At all times prior to Closing, Seller shall not sell, mortgage, pledge, encumber, hypothecate or otherwise transfer or dispose of all or any part of the Property or any interest therein without the prior written consent of Buyer, which may be given or withheld in Buyer’s sole and absolute discretion; and Seller shall not consent to, approve or otherwise take any action with respect to zoning or any other governmental rules or regulations presently applicable to all or any part of the Property.
4.5.5    Monthly Profit and Loss Statements. Seller shall provide Buyer with a copy of the monthly profit and loss statement for the operation of the Property on or before the day which is ten (10) days after the end of each month, commencing with the month during which the Effective Date occurs and continuing for each full calendar month thereafter until the Closing Date.
4.5.6    Compliance with Laws and Regulations. At all times prior to Closing, Seller shall not knowingly take any action that would result in a failure to comply in all material respects with all applicable statutes, rules, regulations and requirements of all federal, state and local commissions, boards, bureaus and agencies applicable to the Real Property, it being understood and agreed that prior to Closing, Seller will have the right to contest any of the same.
4.5.7    Continued Performance. Seller will not knowingly take or cause to be taken any action or fail to perform any obligation which would cause any of the representations or warranties contained in this Agreement to be untrue as of the Closing Date. Further, Seller shall immediately notify Buyer, in writing, of any event or condition known to Seller that occurs prior to Closing and causes a change in the facts relating to, or the accuracy of, any of the representations or warranties of Seller contained in this Agreement.
4.5.8    Estoppels. Seller shall use commercially reasonable efforts to obtain the Tenant Estoppels described in Section 5.4.2.
4.5.9    Cooperation with S-X 3-14 Audit. Seller acknowledges that that it is Buyer’s intention that the ultimate acquirer of the Property will be affiliated with a publicly registered company (“Registered Company”).  Seller acknowledges that it has been advised that if such acquirer is affiliated with a Registered Company, such Registered Company (and such acquirer) are required to make certain filings with the Securities and Exchange Commission (the

“SEC Filings”) that relate to the most recent pre-acquisition fiscal year (the “Audited Year”) and the current fiscal year through the date of acquisition (the “Stub Period”) for the Property. To assist Buyer and Registered Company in preparing the SEC Filings, Seller covenants and agrees no later than five (5) Business Days after the Effective Date, Seller shall provide Buyer and the Registered Company with the following information (to the extent such items are not duplicative of items contained in the Property Information): (i) access to bank statements for the Audited Year and Stub Period; (ii) rent roll as of the end of the Audited Year and Stub Period; (iii) operating statements for the Audited Year and Stub Period; (iv) access to the general ledger for the Audited Year and Stub Period; (v) cash receipts schedule for each month in the Audited Year and Stub Period; (vi) access to invoice for expenses and capital improvements in the Audited Year and Stub Period; (vii) accounts payable ledger and accrued expense reconciliations; (viii) check register for the 3-months following the Audited Year and Stub Period; (ix) all leases and 5-year lease schedules; (x) copies of all insurance documentation for the Audited Year and Stub Period and (xi) copies of accounts receivable aging as of the end of the Audited Year and Stub Period along with an explanation for all accounts over 30 days past due as of the end of the Audited Year and Stub Period.
4.6    Indemnifications.
4.6.1    Seller’s Indemnity. In addition to any other applicable rights under this Agreement, Seller agrees to indemnify, defend and hold Buyer and its officers, directors, partners, members, agents, employees, affiliates, attorneys, heirs, successors and assigns (collectively, “Buyer’s Indemnified Parties”) harmless from and against any and all liabilities, liens, claims, damages, costs, expenses, suits or judgments paid or incurred (“Claims”) by any of Buyer’s Indemnified Parties and all expenses related thereto, including, without limitation, court costs and reasonable attorneys’ fees arising out of or in any way connected or related to (i) the ownership, maintenance, or operation of the Property and arising from events or conditions that occur prior to Closing, (ii) any breach or nonperformance by Seller of any provision or covenant contained in this Agreement or in any certificate or other instrument or document furnished (or to be furnished) by Seller with respect to the transactions contemplated hereunder, (iii) any liability arising because of a breach of lease, breach of contract or other matter related to the Property which occurred or arose or is alleged to have occurred or arisen prior to Closing to the extent not due to actions taken by Buyer’s Indemnified Parties, or (iv) the breach of any material representation or warranty of Seller contained in this Agreement. The indemnities set forth in this Section shall survive Closing for a period of one (1) year. Provided, however, that the indemnities set forth in this Section shall not apply to the extent that any Claim is caused by the negligence or wrongful acts of Buyer, the breach of this Agreement by Buyer, or a Claim that by this Agreement specifically becomes the obligation of Buyer after the Closing pursuant to the terms and conditions of this Agreement.
4.6.2    Buyer’s Indemnity. In addition to any other applicable rights under this Agreement, Buyer agrees to indemnify, defend and hold Seller and its officers, directors, partners, members, agents, employees, affiliates, attorneys, heirs, successors and assigns (collectively, “Seller’s Indemnified Parties”) harmless from and against any and all Claims paid or incurred by any of Seller’s Indemnified Parties and all expenses related thereto, including, without limitation, court costs and reasonable attorneys’ fees arising out of or in any way connected or related to (i) the ownership, maintenance, or operation of the Property and arising from events or conditions that occur after the Closing, (ii) any breach or nonperformance by Buyer of any provision or covenant contained in this Agreement or in any certificate or other instrument or document furnished (or to be furnished) by Buyer with respect to the transactions contemplated hereunder, (iii) any liability arising because of a breach of lease, breach of contract or other matter related to the Property which occurred or is alleged to have occurred after Closing to the extent not due to actions taken by Seller’s Indemnified Parties, or (iv) the breach of any material representation, warranty or covenant of Buyer contained in this Agreement. The indemnities set forth in this Section shall survive Closing for a period of one (1) year. Provided, however, that the indemnities set forth in this Section shall not apply to the extent that any Claim is caused by the negligence or wrongful acts of Seller, the breach of this Agreement by Seller, or a Claim that by this Agreement specifically becomes the obligation of Seller after the Closing pursuant to the terms and conditions of this Agreement.
ARTICLE 5
CLOSING

5.1    Escrow Agent. The Closing shall occur through the Escrow opened at the Escrow Agent. Escrow Agent is designated, authorized and instructed to act as Escrow Agent pursuant to the terms of this Agreement.
5.2    Escrow Instructions; Opening of Escrow. This Agreement shall constitute initial escrow instructions to Escrow Agent. The parties shall execute any additional escrow instructions on Escrow Agent’s standard forms which are reasonably required by Escrow Agent to consummate the transaction provided for herein; provided, however, such additional escrow instructions shall not modify the provisions of this Agreement, unless such instructions (i) clearly identify the specific provisions being modified; (ii) state the modification in full; and (iii) are signed by both parties. The parties shall open escrow by delivering an executed copy of this Agreement executed by Buyer and Seller to Escrow Agent. Upon receipt of the Agreement, Escrow Agent shall acknowledge the opening of escrow as described below and its agreement to act as the Escrow Agent hereunder by:(1) executing the Consent of Escrow Agent attached hereto; and (2) delivering a copy of the executed Consent to Seller and Buyer.
5.3    Closing. The Closing shall take place on the Closing Date, as the same may be adjusted by mutual agreement of the Parties, provided all conditions to the Closing have been satisfied or duly waived.
5.4    Conditions Precedent Favoring Buyer. In addition to any other conditions precedent in favor of Buyer as may be expressly set forth elsewhere in this Agreement, Buyer’s obligations under this Agreement are subject to the timely fulfillment of the conditions set forth in this Section 5.4 on or before the Closing Date, or such earlier date as is set forth below. Each condition may be waived in whole or in part only, by written notice of such waiver from Buyer to Seller, in Buyer’s sole and absolute discretion.
5.4.1    Seller performing and complying in all material respects with all of the terms of this Agreement to be performed and complied with by Seller prior to or at the Closing.

5.4.2    No later than five (5) Business Days prior to the Closing Date, Seller shall have obtained an estoppel certificate (“Tenant Estoppel”) executed by the Tenant under the Tenant Lease. The Tenant Estoppel shall be in a form substantially similar to Exhibit “C” attached hereto. Such Tenant Estoppel shall be consistent with the respective Tenant Lease, shall not reveal any default by Seller and/or Tenant, any right to offset rent by the tenant, or any claim of the same, and shall be dated no earlier than thirty (30) days prior to Closing. Seller shall use commercially reasonable efforts to obtain the foregoing estoppel certificate.
5.4.3    On the Closing Date, all of the representations and warranties of Seller set forth in Section 4 hereof shall be true, accurate and complete.
5.4.4    At Closing, the Title Company shall issue to Buyer a Title Policy, subject to the Permitted Exceptions as set forth in Section 2.2 above.
5.4.5    There shall have been no material adverse change in the physical condition of the Property from the end of the Due Diligence Period through the Closing Date.
5.4.6    Buyer’s Board of Directors shall have approved the transaction as contemplated in this Agreement during the Due Diligence Period.
The conditions set forth in this Section 5.4 are solely for the benefit of Buyer and may be waived only by Buyer in writing, in Buyer’s sole and absolute discretion. At all times Buyer has the right to waive any condition by giving written notice of such waiver to Seller and Escrow Agent. Such waiver or waivers must be in writing to Seller. In the event of a failure to satisfy the conditions precedent set forth in this Section 5.4, Buyer may terminate the entirety of this Agreement upon written notice to Seller, in which event the entire Deposit shall be promptly returned to Buyer and the parties shall have no further obligations, except those which expressly survive termination of this Agreement. Notwithstanding anything to the contrary contained in this Agreement, in the event of the failure of any condition set forth in this Section 5.4, if such failure constitutes a breach or default of its covenants, representations or warranties, Seller shall remain liable for such breach or default as otherwise set forth in this Agreement.
5.5    Conditions Precedent Favoring Seller. In addition to any other condition precedent in favor of Seller as may be expressly set forth elsewhere in this Agreement, Seller’s obligations under this Agreement are expressly subject to the timely fulfillment of the conditions set forth in this Section 5.5 on or before the Closing Date, or such earlier date as is set forth below. Each condition may be waived in whole or part only by written notice of such waiver from Seller to Buyer.
5.5.1    Buyer performing and complying in all material respects with all of the terms of this Agreement to be performed and complied with by Buyer prior to or at the Closing.
5.5.2    On the Closing Date, all of the representations and warranties of Buyer set forth in this Agreement shall be materially true, accurate and complete.
5.5.3    Prior to Closing, Buyer shall have given notice to Seller of its acceptances of the estoppel certificates under Sections 5.4.2.

5.6    Seller’s Deliveries. At the Closing or on the date otherwise specified below, Seller shall deliver or cause to be delivered to Buyer, at Seller’s sole expense, each of the following items:
5.6.1    A duly executed and acknowledged grant deed (the “Deed”) that conveys title to the Real Property and Improvements to Buyer and in substantially the same form as Exhibit “D” attached hereto and that is otherwise recordable in the jurisdiction where the Property is located;
5.6.2    Two (2) counterpart signatures to a bill of sale, assignment and assumption of lease and contracts for the Property duly and originally executed and acknowledged by Seller, in the form attached hereto as Exhibit “E”, which shall transfer, convey, sell, assign and set over to Buyer all of Seller’s right, title and interest in and to the: (i) the Personal Property; (ii) Tenant Lease; (iii) the Warranties and Permits; and (iv) any Contracts Buyer elects to assume in accordance with the terms of this Agreement (the “Bill of Sale”).
5.6.3    Originals (if available) of Tenant Lease (and all amendments).
5.6.4    [INTENTIONALLY DELETED].
5.6.5    A non-foreign person affidavit sworn to by Seller as required by Section 1445 of the Code.
5.6.6    A Tenant Notice (as defined below) for each Tenant Lease.
5.6.7    Such evidence, documents, affidavits and indemnifications as may be reasonably required by the Title Company as a precondition to the issuance of the Title Policy relating to: (i) mechanics’ or materialmen’s liens; (ii) parties in possession; (iii) the status and capacity of Seller and the authority of the person or persons who are executing the various documents on behalf of Seller in connection with the sale of the Property; and/or (iv) any other matter reasonably required to enable the Title Company to issue the Title Policy and endorsements thereto.
5.6.8    Originals (if available) or copies of the following documents in the possession of Seller relating to the operation of the Property which are dated within three (3) years before the Effective Date: operating statements, correspondence sent by US mail or overnight delivery, material e-mail correspondence, records, permits, licenses, approvals, plans, specifications, third party reports, appraisals, environmental site assessments, property condition reports, property inspections and surveys. Additionally, originals (if available) or copies of guaranties or warranties in the possession of the Seller relating to the Property, excepting guaranties or warranties that have expired.
5.6.9    A duly executed Closing Statement (as defined below) reflecting the adjustments and prorations required by this Agreement.
5.6.10    Such evidence or documents as may reasonably be required by the Title Company evidencing the power and authority of Seller and its respective constituent owners and the due authority of, and execution and delivery by, any person or persons who are executing any of the documents required in connection with the sale of the Property.
5.6.11    Such other instruments as may be reasonably required to consummate the transactions contemplated by this Agreement.
5.7    Buyer’s Deliveries. At the Closing, Buyer shall deliver to Seller the following items:
5.7.1    Immediately available federal funds sufficient to pay the Purchase Price (less the Deposit and any prorations or credits required by this Agreement) and Buyer’s share of all escrow costs and closing expenses.
5.7.2    Two (2) counterpart signatures to the Bill of Sale and a duly executed Closing Statement.
5.7.3    Such evidence or documents as may reasonably be required by the Title Company evidencing the status and capacity of Buyer and the power and authority of the person or persons who are executing the various documents on behalf of Buyer in connection with the purchase of the Property.
5.7.4    Such other instruments as may be reasonably required to consummate the transactions contemplated by this Agreement.
5.8    Costs, Prorations and Credits.
5.8.1    Closing Costs. Buyer and Seller shall each pay their own legal fees related to the preparation of this Agreement and, except as otherwise provided herein, all documents required to settle the transaction contemplated hereby. Except as otherwise provided herein, Buyer shall pay (i) all costs associated with its investigation of the Property, including the cost of appraisals, architectural, engineering, credit and environmental reports, (ii) all title insurance premiums for extended coverage under the Title Policy, any endorsements to the Title Policy required by Buyer and the additional premium for an ALTA owner’s policy of title insurance over the premium charged for a CLTA owner’s standard policy of title insurance, and (iii) all recording costs associated with the Deed. Seller shall pay (1) all transfer, assumption or waiver fees associated with any association, declarant or easement holder that holds any right in the Property, (2) all transfer taxes and documentary stamp charges, and (3) recording fees in connection with the removal of encumbrances. The cost of all escrow charges and fees and the cost of a CLTA owner’s standard policy of title insurance shall be paid in accordance with the custom of the county in which the Property is located. Any and all other purchase and sale closing costs shall be paid in accordance with the custom of the local jurisdiction in which the Property is located.
5.8.2    Prorations. The following shall be prorated, credited, debited and adjusted between Seller and Buyer as of 12:01 a.m. on the day of the Closing (except as otherwise provided) in accordance with this Section. For purposes of calculating prorations, Buyer shall be deemed to be in title to the Property, and therefore entitled to the income and responsible for the expenses, for the entire day upon which the Closing occurs. Except as hereinafter expressly provided, all prorations shall be done on the basis of a three hundred sixty-five (365) day year and the actual number of days elapsed to the Closing Date or the actual number of days in the month in which the Closing occurs and the actual number of days elapsed in such month to the Closing Date, as applicable.
(a)Rents. Buyer will receive a credit at Closing for all rents collected by Seller prior to the Closing Date and allocable to the period from and after the Closing Date based upon the actual number of days in the month. No credit shall be given Seller for accrued and unpaid rent or any other non-current sums due from Tenant until these sums are paid, and Seller shall retain the right to collect any such rent provided Seller does not sue to evict the Tenant or terminate the Tenant Lease. Buyer shall cooperate with Seller after the Closing Date to collect any rent under the Tenant Lease which has accrued as of the Closing Date; provided, however, Buyer shall not be obligated to sue the Tenant or exercise any legal remedies under the Tenant Lease or to incur any expense over and above its own regular collection expenses. All payments collected from tenant after the Closing Date shall first be applied to the month in which the Closing occurs, then to any rent due to Buyer for the period after the Closing Date and finally to any rent due to Seller for the periods prior to Closing Date; provided, however, notwithstanding the foregoing, if Seller collects any payments from Tenant after the Closing Date through its own collection efforts, Seller may first apply such payments to rent due Seller for the period prior to the Closing Date.
(b)CAM Expenses. To the extent that Tenant is reimbursing the landlord for common area maintenance and other operating expenses (collectively, “CAM Charge(s)”), CAM Charges shall be prorated at Closing as of the Closing Date with each party being entitled to receive a portion of the CAM Charges payable under the Tenant Lease for the CAM Lease Year (as defined below) in which Closing occurs, which portion shall be equal to the actual CAM Charges incurred during the party’s respective periods of ownership of the Property during the CAM Lease Year. As used herein, the term “CAM Lease Year” means the twelve (12) month period as to which annual CAM Charges are owed under each Tenant Lease. Seller shall be responsible for the CAM Charges reconciliation for their ownership period within the CAM Lease Year up to, but not including, the Closing Date. Buyer shall be responsible for the CAM Charges reconciliation for its ownership period within the CAM Lease Year including the Closing Date. In the event of any expenses, i.e. property taxes, where a proration was based upon an estimate for the year of Closing, a post closing “true up” will be performed for the actual expense to determine Seller and Buyer obligation for their ownership period for the year of Closing. Each party will be responsible for any CAM Charges “true up” necessary to the extent that the Tenant Lease provides for a “true up”.
(c)Property Taxes. All real property taxes for the year immediately preceding the year of Closing that are payable in the year of Closing, and for years prior thereto, shall be paid by Seller on or before the Closing. Real property taxes for the year of Closing shall be prorated on the basis of the most recent assessment and levy. If after the Closing there is any retroactive increase in the real or personal property taxes or assessments imposed of the Property: (1) if such increase relates to the tax year in which the Closing occurred, then such increase shall be prorated by Seller and Buyer on a per diem basis based on their respective periods of ownership during their period to which such increase applies, (2) if such increase relates to any tax year subsequent to the tax year which the Closing occurred, then such increase shall be the obligation of Buyer, and (3) if such increase relates to any tax year prior to the tax year in which the Closing occurred, then such increase shall be the obligation of Seller. Any and all refunds, credits, claims or rights to appeal respecting the amount of any real property taxes or other taxes or assessments charged in connection with the Property for any period after Closing shall belong to Buyer following the Closing, except that Seller shall be entitled to receive any refunds applicable to the period prior to Closing to the extent that Seller initiated a contest prior to Closing.
(d)Private Assessments. Payments due under any assessments imposed by private covenant shall be prorated as of the Closing.
(e)Operating Expenses. All operating expenses (including all charges under the Contracts and agreements assumed by Buyer) shall be prorated, and as to each service provider, operating expenses payable or paid to such service provider in respect to the billing period of such service provider in which the Closing occurs (the “Current Billing Period”), shall be prorated on a per diem basis based upon the number of days in the Current Billing Period prior to the Closing Date and the number of days in the Current Billing Period from and after the Closing Date, and assuming that all charges are incurred uniformly during the Current Billing Period. If actual bills for the Current Billing Period are unavailable as of the Closing Date, then such proration shall be made on an estimated basis based upon the most recently issued bills, subject to readjustment upon receipt of actual bills.
(f)Items Not Prorated. Seller and Buyer agree that (i) on the Closing Date, the Property will not be subject to any financing arranged by Seller; (ii) none of the insurance policies relating to the Property will be assigned to Buyer and Buyer shall be responsible for arranging for its own insurance as of the Closing Date; and (iii) utilities, including telephone, electricity, water, and gas, shall be read on the Closing Date and Buyer shall be responsible for all the necessary actions needed to arrange for utilities to be transferred to the name of Buyer on the Closing Date, including the posting of any required deposits and Seller shall be entitled to recover and retain from the providers of such utilities any refunds or overpayments to the extent applicable to the period prior to the Closing Date, and any utility deposits which it or its predecessors may have posted, regardless of when such refunds, overpayments or deposits are returned to Seller. Accordingly, there will be no prorations for debt service, insurance or utilities. In the event a meter reading is unavailable for any particular utility, such utility shall be prorated in the manner provided in Section 5.8.2(e).
(g)Other Items. All other items customarily prorated or required by any other provision of this Agreement to be prorated or adjusted.
5.8.3    Credits.
(a)Security Deposits, Rent Concessions, Tenant Improvement Allowances and Other Tenant Credits. The Buyer shall receive a credit at Closing from the Seller in the amount of the sum of: (i) the tenant deposits under the Tenant Lease, if any; (ii) any and all rent concessions and/or rent abatements which related to the current terms of the Tenant Lease and are unpaid, unapplied and/or unutilized; (iii) any and all tenant improvement allowances which relate to the current terms of the Tenant Lease and are unpaid, unapplied and/or unutilized; and (iv) the cost, as estimated by the parties in their reasonable discretion, of any and all non-monetary tenant inducement obligations of Seller, as landlord or lessor under the Tenant Lease, which relate to the current terms of the Tenant Lease (e.g., painting and carpeting) and are unperformed.
(b)Leasing Commissions. Buyer shall receive a credit at Closing from Seller in the amount of any and all leasing commissions which relate to the current term of the Tenant Lease and are unpaid (if any).
5.8.4    Calculation / Re-prorations.
(a)General Provisions. The Escrow Agent shall prepare and deliver to Seller and Buyer no later than three (3) Business Days prior to the Closing Date an estimated closing statement which shall set forth all costs payable, and the prorations and credits provided for in this Agreement. Seller shall prepare and deliver to Escrow Agent all such information necessary in order for Escrow Agent to prepare and deliver the closing statement to Seller and Buyer in accordance with the foregoing provision. To the extent that Seller does not timely deliver this information to Escrow Agent, Buyer shall have the right, but not the obligation, to extend the Closing Date by the number of days Seller is delinquent in delivering such information to Escrow Agent up to three (3) Business Days. Any item which cannot be finally prorated because of the unavailability of information shall be tentatively prorated on the basis of the best data then available and adjusted when the information is available in accordance with this subsection. Buyer and Seller shall notify the Escrow Agent and each other of any items which they dispute and the parties shall attempt in good faith to reconcile any differences not later than one (1) day before the Closing Date. The estimated closing statement as adjusted as aforesaid and approved in writing by the parties shall be referred to therein as the “Closing Statement”. If the prorations and credits made under the Closing Statement shall prove to be incorrect or incomplete for any reason, then either party shall be entitled to an adjustment to correct the same; provided, however, that any adjustment shall be made, if at all, within sixty (60) days after the Closing Date except with respect to CAM Charges, taxes and assessments, in which case such adjustment shall be made within sixty (60) days after the information necessary to perform such adjustment is available) (not to exceed one (1) year from Closing), and if a party fails to request an adjustment to the Closing Statement by a written notice delivered to the other party within the applicable period set forth above (such notice to specify in reasonable detail the items within the Closing Statement that such party desires to adjust and the reasons for such adjustment), then the prorations and credits set forth in the Closing Statement shall be binding and conclusive against such party.
5.8.5    Indemnification. Buyer and Seller shall each indemnify, protect, defend and hold the other harmless from and against any claim in any way arising from the indemnifying party’s obligations to provide a credit or otherwise assumes responsibility pursuant to this Section.
5.8.6    Survival. The provisions of this Section 5.8 shall survive the Closing for a period of one (1) year.

5.9    Distribution of Funds and Documents. At the Closing, Escrow Agent shall do each of the following:
5.9.1    Payment of Encumbrances. Pay the amount of those monetary liens that are not Permitted Exceptions, utilizing proceeds of the Purchase Price to which Seller shall be entitled upon Closing and funds (if any) deposited in Escrow by Seller.
5.9.2    Non-Recorded Documents. Deliver by overnight courier (or as otherwise requested by the intended recipient): (i) the Title Policy to Buyer; (ii) each other non-recorded document received hereunder to the payee or person acquiring rights thereunder or for whose benefit said document was acquired; (iii) a copy of each recorded document, conformed to show the recording data thereon, to each party; and (iv) a fully executed original of each other closing document.
5.9.3    Distribution of Funds. Deliver (i) to Seller, or order, the cash portion of the Purchase Price, adjusted for prorations, charges and other credits and debits provided for herein; and (ii) to Buyer, or order, any excess funds delivered to Escrow Agent by Buyer. Such funds shall be delivered by wire transfer or cashier’s check in accordance with instructions for Seller and Buyer; if no instructions are given, Escrow Agent shall deliver such funds by Escrow Agent’s check via overnight courier (or as otherwise requested by the intended recipient) to the appropriate party at the address set forth for notice in this Agreement.
5.10    Completion of Documents. Escrow Agent is authorized to insert the date of Closing and otherwise to complete the documents deposited in Escrow, where appropriate and consistent with this Agreement.
5.11    Possession and Tenant Notices. Possession of the Property shall be delivered to Buyer by Seller at the Closing, subject only to the Tenant Lease and rights arising under the matters set forth in the Preliminary Report and the Permitted Exceptions. Seller and Buyer covenant and agree to execute at Closing a written notice of the acquisition of the Property by Buyer, in sufficient copies for transmittal to the Tenant affected by the sale and purchase of the Property and properly addressed to the Tenant. Such notice shall be prepared by Seller, at Seller’s sole cost and expense, and approved by Buyer, in its reasonable discretion, and shall notify the Tenant of the sale and transfer and shall contain appropriate instructions relating to the payment of future rentals, the giving of future notices and other matters reasonably required by Buyer or required by law (“Tenant Notice”). Unless a different procedure is required by applicable law, in which event such law shall be controlling, Seller agrees to transmit or otherwise deliver the letter to the Tenant under the Tenant Lease promptly after the Closing.
ARTICLE 6
TERMINATION AND DEFAULT

6.1    Buyer Default and Liquidated Damages. If the sale contemplated hereby is not consummated because of a default by Buyer in its obligation to purchase the Property in accordance with the terms of this Agreement after Seller has performed or tendered performance of all of its material obligations in accordance with this Agreement, then, upon written notice from Seller to Buyer: (i) this Agreement shall terminate; (ii) the Deposit shall be paid to and retained by Seller as liquidated damages; and (iii) Seller and Buyer shall have no further obligations to each other, except those which survive the termination of this Agreement. Buyer and Seller acknowledge that the damages to Seller in the event of such a breach of this Agreement by Buyer would be difficult or impossible to determine, that the amount of the Deposit represents the parties’ best and most accurate estimate of the damages that would be suffered by Seller if the transaction should fail to close and that such estimate is reasonable under the circumstances existing as of the date of this Agreement and under the circumstances that Seller and Buyer reasonably anticipate would exist at the time of such default. Buyer and Seller agree that Seller’s right to retain the Deposit shall be Seller’s sole remedy, at law and in equity, for Buyer’s failure to purchase the Property in accordance with the terms of this Agreement after Seller has performed. Seller hereby waives any right to an action for specific performance of any provisions of this Agreement.
6.2    Seller’s Default. If Seller fails to perform any of its obligations or is otherwise in default hereunder, breaches a material representation or warranty, or willfully causes the failure of a condition precedent pursuant to Section 5.4 hereof (as applicable, a “Seller Default), Buyer shall have the right to elect, in its sole and absolute discretion to:
6.2.1    Waive such failure and proceed to the Closing with no reduction in the Purchase Price; provided, however, that this provision will not limit Buyer’s or Seller’s right to receive reimbursement for attorney’s fees pursuant to Section 9.8 below in connection with any legal proceedings instituted by either party or Escrow Agent with respect to the enforcement of this Agreement, nor waive or affect Seller’s indemnity obligations under this Agreement or Buyer’s rights to enforce those indemnity obligations, nor waive or affect any of Seller’s other obligations under this Agreement to be performed after the Closing or Buyer’s rights to enforce those obligations, nor waive or affect Buyer’s indemnity obligations or other obligations herein not prejudiced or adversely affected by Seller’s Default;
6.2.2    Exercise any of its other rights or remedies Buyer may have at law or in equity, including, without limitation, an action for specific performance to cause Seller to convey the Property to Buyer pursuant to the terms and conditions of this Agreement; or
6.2.3    Terminate this Agreement in its entirety by notice to Seller to that effect, in which event the parties hereto shall have no further obligations hereunder, except those which survive termination hereof (provided that this provision will not limit Buyer’s or Seller’s right to receive reimbursement for attorney’s fees pursuant to Section 9.8 below in connection with any legal proceedings instituted by either party or Escrow Agent with respect to the enforcement of this Agreement, nor waive or affect Seller’s indemnity obligations under this Agreement or Buyer’s rights to enforce those indemnity obligations), and to recover the full amount of the Deposit, to receive reimbursement of Buyer’s actually incurred, out of pocket costs in conjunction with the Agreement and to recover all damages and seek such other relief at law or in equity to which Buyer may be entitled as a result of Seller’s breach. For the avoidance of doubt, in the event of a Seller Default, the foregoing reimbursement obligation shall survive any termination of this Agreement.
6.2.4    This Section 6.2 shall survive the Closing or earlier termination of this Agreement.

ARTICLE 7
CASUALTY DAMAGE OR CONDEMNATION

7.1    Casualty. If the Property is damaged by casualty prior to the Closing and either (i) the casualty results in loss or damage in an amount valued greater than One Hundred Fifty Thousand Dollars ($150,000.00); or (ii) the nature of such casualty results in a circumstance whereby a Tenant under the Tenant Lease may terminate its Tenant Lease or receive a rent abatement; then Buyer, in its sole and absolute discretion, shall have the sole option to elect either to:
(a)acquire the Property as is (without reduction in the Purchase Price), plus an assignment from Seller without recourse or credit of any insurance proceeds payable by virtue of such loss or damage plus a credit for any deductible under said policy and any uninsured loss. If the casualty is uninsured, Buyer shall receive a credit for the uninsured loss; or
(b)terminate the entirety of this Agreement upon written notice to Seller, in which event the entire Deposit shall be promptly returned to Buyer and the parties shall have no further obligations, except those which expressly survive termination of this Agreement.
Such right must be exercised within forty five (45) days from earlier of the date Seller provides Buyer with notice of the loss of the event giving rise to such right or the date of Buyer’s knowledge of the casualty. If Buyer fails to provide notice of an election, then Buyer shall have been deemed to elect (b) above. Notwithstanding anything set forth herein to the contrary, if Seller is in default or breach at the time of any such termination, Seller shall remain liable for breach or default as otherwise set forth in this Agreement.
7.2    Condemnation. In the event that a condemnation proceeding shall be initiated against, or a bona fide threat of condemnation is made against, any portion of the Property prior to the Closing, then Buyer, in Buyer’s sole and absolute discretion, may elect either to:
(a)terminate the entirety of this Agreement upon written notice to Seller, in which event the entire Deposit shall be promptly returned to Buyer and the parties shall have no further obligations, except those which expressly survive termination of this Agreement; or
(b)close the transaction contemplated by this Agreement.
ARTICLE 8
REAL ESTATE COMMISSION

Buyer and Seller each represent to the other that no broker’s or real estate commissions or other finder’s fees, other than a commission payable by Seller to Newmark Grubb Knight Frank and a commission payable by Buyer to Newmark Cornish and Carey (collectively the “Brokers”), are or shall be due in respect to this transaction by reason of any agreement made or which may be alleged to have been made by Buyer or Seller. At Closing, each party shall pay all commissions and fees owed to the Brokers pursuant to separate agreements with the Brokers. Each party agrees to indemnify and hold harmless the other from and against any and all claims, demands or the cost or expense thereof, including reasonable attorney’s fees, arising out of any broker’s commission, fee or other compensation due or alleged to be due in connection with the transactions contemplated by this Agreement based upon an agreement alleged to have been made or other action alleged to have been taken by the indemnifying party.
ARTICLE 9
MISCELLANEOUS

9.1    Entire Agreement; Third Party Beneficiaries. This Agreement constitutes the entire agreement between the parties hereto with respect to the transactions contemplated herein, and it supersedes all prior discussions, understandings or agreements between the parties. Any and all exhibits and/or schedules attached hereto are a part of this Agreement and are incorporated herein by reference. The parties acknowledge and agree that there are no third party beneficiaries of this Agreement other than Seller’s Indemnified Parties and Buyer’s Indemnified Parties.
9.2    Binding On Successors and Assigns. Subject to Section 9.3, this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns.
9.3    Assignment by Buyer. Buyer shall have the right to assign this Agreement to GAHC4 Auburn CA MOB, LLC, a Delaware limited liability company and no consent on the part of Seller shall be required for such assignment, provided however, that any such assignment shall not relieve Buyer of its liabilities and obligations hereunder.
9.4    Waiver. The excuse or waiver of the performance by a party of any obligation of the other party under this Agreement shall only be effective if evidenced by a written statement signed by the party so excusing or waiving. No delay in exercising any right or remedy shall constitute a waiver thereof, and no waiver by Seller or Buyer of the breach of any covenant of this Agreement shall be construed as a waiver of any preceding or succeeding breach of the same or any other covenant or condition of this Agreement.
9.5    Governing Law. This Agreement shall be governed by and construed under the internal laws of the State where the Real Property is located without regard to the principles of conflicts of law.
9.6    Counterparts. This Agreement may be executed in any number of counterparts and it shall be sufficient that the signature of each party appear on one or more such counterparts. All counterparts shall collectively constitute a single agreement. Originals transmitted by facsimile or electronic mail shall be considered original in all respects.
9.7    Notices. All notices, demands and other communications of any type given by any party hereunder, whether required by this Agreement or in any way related to the transaction contracted for herein, shall be void and of no effect unless given in accordance with the provisions of this Section. All notices shall be in writing and shall be delivered: (i) by courier; (ii) by Federal Express or other nationally recognized overnight delivery service; (iii) by facsimile; or (iv) by e-mail. Notices delivered by facsimile or e-mail must be followed by confirmation via Federal Express or other nationally recognized overnight delivery service.

Notices shall be deemed received: (1) if by courier, upon delivery or refusal of same; (2) if by Federal Express or other nationally recognized overnight delivery service, the business day following deposit; (3) if by facsimile, upon confirmation of transmission; and (4) immediately following e-mail transmission. Any notice received on a non-business day or after 5:00 p.m. Pacific Time on a Business Day shall be deemed received on the next business day. Notices shall be given to the following addresses:

To Seller:	Kargan Holdings, LLC
Attn: Jonathan Collins
P.O. Box 39
Aptos, CA 95001
Phone: (831) 688-6865
Email:j@aptos.com

And with a copy	Rein & Rein, APC
550 Water Street, Building H
Attn: Teresa Rein
Phone: (831)607-8833
Facsimile: (831)607-8832
Email: terry@reinandrein.com

To Buyer:	American Healthcare Investors, LLC
18191 Von Karman Avenue, Suite 300
Irvine, CA 92612
Attn: Danny Prosky
Phone: (949) 270-9201
E-mail: DProsky@ahinvestors.com

And with a copy to:	Moran, Reeves & Conn, PC
100 Shockoe Slip, 4th Floor
Richmond, Virginia 23219
Attn: Joseph J. McQuade
Telephone: (804) 864-4812
Facsimile: (804) 421-6251
E-mail: jmcquade@mrcpclaw.com

Any address or name specified above may be changed by notice given to the addressee by the other party in accordance with this Section 9.7. The inability to deliver notice because of a changed address of which no notice was given as provided above, or because of rejection or other refusal to accept any notice, shall be deemed to be the receipt of the notice as of the date of such inability to deliver or rejection or refusal to accept. Any notice to be given by any party hereto may be given by the counsel for such party.
9.8    Attorneys’ Fees. In the event of a judicial or administrative proceeding or action by one party against the other party with respect to the interpretation or enforcement of this Agreement, the prevailing party shall be entitled to recover reasonable costs and expenses including, without limitation, reasonable attorneys’ fees and expenses, whether at the investigative, pretrial, trial or appellate level.
9.9    IRS Real Estate Sales Reporting. Buyer and Seller agree that Escrow Agent shall act as “the person responsible for closing” the transaction which is the subject of this Agreement pursuant to Section 6045(e) of the Code and shall prepare and file all informational returns, including without limitation, IRS Form 1099-S, and shall otherwise comply with the provisions of Section 6045(e) of the Code.
9.10    Time Periods. If the time for performance of any obligation hereunder expires on a day that is not a Business Day, the time for performance shall be extended to the next Business Day.
9.11    Modification of Agreement. No modification of this Agreement shall be deemed effective unless in writing and signed by the party against whom enforcement is sought.
9.12    Survival of Provisions After Closing.  Any provisions of this Agreement that require observance or performance after the Closing Date shall continue in force and effect following the Closing Date for a period of one (1) year.
9.13    Further Instruments. Each party, promptly upon the request of the other, shall execute and have acknowledged and delivered to the other or to the Escrow Agent, as may be appropriate, any and all further instruments reasonably requested or appropriate to evidence or give effect to the provisions of this Agreement and which are consistent with the provisions of this Agreement.
9.14    Descriptive Headings; Word Meaning. The descriptive headings of the paragraphs of this Agreement are inserted for convenience only and shall not control or affect the meaning or construction of any provisions of this Agreement. Words such as “herein,” “hereinafter,” “hereof’ and “hereunder” when used in reference to this Agreement, refer to this Agreement as a whole and not merely to a subdivision in which such words appear, unless the context otherwise requires. The singular shall include the plural and the masculine gender shall include the feminine and neuter, and vice versa, unless the context otherwise requires. The word “including” shall not be restrictive and shall be interpreted as if followed by the words “without limitation.”
9.15    Business Day. As used herein, the term “Business Day” means any day other than Saturday, Sunday and any day which is a legal holiday in the State where the Real Property is located or the State of California.
9.16    Construction of Agreement. This Agreement shall not be construed more strictly against one party than against the other merely by virtue of the fact that it may have been prepared primarily by counsel for one of the parties, it being recognized that both Buyer and Seller have contributed substantially and materially to the preparation of this Agreement.

9.17    Severability. The parties hereto intend and believe that each provision in this Agreement comports with all applicable local, state and federal laws and judicial decisions. However, if any provision in this Agreement is found by a court of law to be in violation of any applicable local, state or federal law, statute, ordinance, administrative or judicial decision, or public policy, or if in any other respect such a court declares any such provision to be illegal, invalid, unlawful, void or unenforceable as written, then it is the intent of all parties hereto that, consistent with and with a view towards preserving the economic and legal arrangements among the parties hereto as expressed in this Agreement, such provision shall be given force and effect to the fullest possible extent, and that the remainder of this Agreement shall be construed as if such illegal, invalid, unlawful, void or unenforceable provision were not contained herein, and that the rights, obligations and interests of the parties under the remainder of this Agreement shall continue in full force and effect.
9.18    Exclusivity. From and after the Effective Date, Seller and its respective agents, representatives and employees shall immediately cease all marketing of the Property until such time as this Agreement is terminated and Seller shall not directly or indirectly make, accept, negotiate, entertain or otherwise pursue any offers for the sale of the Property.
9.19    Section 1031 Exchange. Either party may consummate the purchase or sale of the Property as part of a so-called like kind exchange (an “Exchange”) pursuant to Section 1031 of the Code, provided that (i) the Closing shall not be delayed or affected by reason of an Exchange nor shall the consummation or accomplishment of any Exchange be a condition precedent or condition subsequent to a party’s obligations under this Agreement; (ii) any party desiring an Exchange shall effect its Exchange through an assignment of this Agreement, or its rights under this Agreement, to a qualified intermediary and the other party shall not be required to take an assignment of the purchase agreement for the relinquished or replacement property or be required to acquire or hold title to any real property for purposes of consummating such Exchange; and (iii) the party desiring an Exchange shall pay any additional costs that would not otherwise have been incurred by Buyer or Seller had such party not consummated its purchase or sale through an Exchange. Neither party shall by this agreement or acquiescence to an Exchange desired by the other party (1) have its rights under this Agreement affected or diminished in any manner or (2) be responsible for compliance with or be deemed to have warranted to the other party that such party’s Exchange in fact complies with Section 1031 of the Code. In connection with such cooperation, Seller agrees, upon request of Buyer to “direct deed” for actual interests in the property to designees of Buyer.
9.20    Seller’s Post Closing Assurances. To ensure that Seller will be available and have assets to respond to claims or causes of action which may be asserted by Buyer concerning Seller’s post-closing obligations under this Agreement, for a period of one (1) year after Closing, Seller shall: 1) maintain active status with the California Secretary of State; and 2) maintain a federally insured bank account with a balance of no less than Two Hundred Thousand Dollars ($200,000). Collins signs this Agreement, solely to personally guaranty post-closing obligations of Seller up to Two Hundred Thousand Dollars ($200,000) in the event Seller fails to keep the covenants in this Section 9.20.
9.21    Buyer’s Disclosures. Seller acknowledges that it is Buyer’s intention that the ultimate acquirer be a subsidiary of a corporation that is or intends to qualify as a real estate investment trust and that, as such, it is subject to certain filing and reporting requirements in accordance with federal laws and regulations, including but not limited to, regulations promulgated by the Securities and Exchange Commission. Accordingly, and notwithstanding any provision of this Agreement or the provisions of any other existing agreement between the parties hereto to the contrary, Buyer may publically file, disclose, report or publish any and all information related to this transaction that may be reasonably interpreted as being required by federal law or regulation.

[Remainder of page intentionally left blank; signatures to follow on next pages.]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above.
SELLER:

KARGAN HOLDINGS, LLC, a California limited liability company

By:	/s/ Jonathan S. Collins
Name:	Jonathan S. Collins
Its:	Manager

As to Paragraph 9.20:

“COLLINS”

/s/ Jonathan S. Collins
Jonathan S. Collins

[Signature Page to Real Estate Purchase Agreement and Escrow Instructions]

BUYER:	AMERICAN HEALTHCARE INVESTORS, LLC, a Delaware limited liability company

	By:	/s/ Danny Prosky
	Name:	Danny Prosky
	Title:	Managing Director

[Signature Page to Real Estate Purchase Agreement and Escrow Instructions]

CONSENT OF ESCROW AGENT
The undersigned Escrow Agent hereby agrees to (a) accept the foregoing Agreement, (b) be Escrow Agent under said Agreement and (c) be bound by said Agreement in the performance of its duties as Escrow Agent; provided, however, the undersigned shall have no obligations, liability or responsibility under (i) this Consent or otherwise unless and until said Agreement, fully signed by the parties, has been delivered to the undersigned or (ii) any amendment to said Agreement unless and until the same shall be accepted by the undersigned in writing.

DATED:	5/25/16	COMMONWEALTH LAND TITLE COMPANY

		By:	/s/ Grace Kim
		Name:	Grace Kim
		Its:	Escrow Officer
* Please see attached general provisions.